Exhibit 99.2
Tronox Files Antidumping Duty Petition Against Imports of
Electrolytic Manganese Dioxide
     Oklahoma City, Aug. 22, 2007 — Tronox Incorporated (NYSE: TRX, TRX.B) filed an antidumping duty petition with the International Trade Commission and U.S. Department of Commerce against imports of electrolytic manganese dioxide (EMD) from Australia and China. The petition, filed Aug. 22, 2007, states that the EMD industry in the United States has been materially injured by imports that are being traded at less than fair value.
     “U.S. EMD manufacturers have lost significant market share as a result of unfair EMD import competition,” said Tom Adams, Tronox chairman and chief executive officer. “The low-priced imports have suppressed prices at a time when input costs are increasing, resulting in reduced margins. While Tronox produces superior quality products compared to imports and has aggressively pursued new product introductions, it has been very difficult to maintain the desired level of profitability in the current business environment. I am confident Tronox’s EMD products can successfully compete in an equitable marketplace, and part of our strategic business plan is to work with appropriate agencies to ensure the EMD industry competes on a fair and equitable basis.”
     Tronox produces EMD, which is used in the manufacture of dry-cell alkaline batteries, at its Henderson, Nev., plant. The company’s EMD production accounts for approximately 42% of the total U.S. EMD production. The EMD operation is part of Tronox’s electrolytic businesses that include three primary product lines: battery materials, sodium chlorate and boron. These businesses represent approximately 7% of Tronox’s net sales revenue.

     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.
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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Debbie Schramm Direct: 405-775-5177 Cell: 405-830-6937 debbie.schramm@tronox.com

Investor Contact:	Robert Gibney Direct: 405-775-5105 robert.gibney@tronox.com
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